As Filed with the Securities and Exchange Commission on December 10, 2019

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

OCCIDENTAL PETROLEUM CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	95-4035997
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5 Greenway Plaza, Suite 110
Houston, Texas 77046
(713) 215-7000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Marcia E. Backus
Senior Vice President, General Counsel and Chief Compliance Officer
5 Greenway Plaza, Suite 110
Houston, Texas 77046
(713) 215-7000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Hillary H. Holmes
Gibson, Dunn & Crutcher LLP
811 Main Street, Suite 3000
Houston, Texas 77002
(346) 718-6600

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☒

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☒ Accelerated filer  ☐

Non-accelerated filer  ☐ Smaller reporting company  ☐

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, par value $0.20 per share	1,000,000	$37.70	$37,700,000	$4,894

(1)	Estimated pursuant to Rule 457 solely for the purpose of calculating the amount of the registration fee based on the average of the high and low price for Common Stock on December 9, 2019.

DIVIDEND REINVESTMENT PLAN

Dear Occidental Stockholder:

We are pleased to provide you with this prospectus describing Occidental Petroleum Corporation’s Dividend Reinvestment Plan. This plan enables our stockholders to purchase additional shares of Occidental’s common stock.

To participate, you must meet the following requirements:

•	Own of record or have in your account at least 25 shares of Occidental’s common stock.
•	Have the dividends on at least the greater of 25 shares or 10% of your share balance invested pursuant to the plan at all times.

If you meet these requirements and elect to participate in the plan, you will enjoy the following advantages:

•	You may purchase common stock at current market prices by reinvesting your common stock cash dividends without paying any trading fees or service charges.
•	You may also invest in additional shares of common stock at current market prices by making optional cash investments without paying any trading fees or service charges. Optional cash investments must be at least $50 and cannot total more than $10,000 per calendar month.

To enroll in the plan, any eligible stockholder may join the plan by contacting the plan administrator or accessing your account through shareowneronline.com.

If you do not participate in the plan, you will continue to receive cash dividends as they are declared and paid.

Sincerely,

VICKI HOLLUB
PRESIDENT AND CHIEF EXECUTIVE OFFICER

Prospectus

DIVIDEND REINVESTMENT PLAN

1,000,000 Shares of Common Stock

The Dividend Reinvestment Plan (“Plan”) of Occidental Petroleum Corporation (“Occidental”) provides eligible holders of its common stock outstanding with a convenient and economical method of purchasing shares of Occidental’s common stock without paying trading fees or service charges. To participate in the Plan, you must own of record or have in your account at least 25 shares of common stock and have the dividends on at least the greater of 25 shares or 10% of your share balance invested under the Plan at all times.

As a participant in the Plan, you may, without paying any trading fees or service charges:

•	Have cash dividends on at least the greater of 25 shares or 10% of your share balance of common stock automatically reinvested in additional shares of common stock.
•	Invest additional optional cash investments of not less than $50, and up to $10,000 per calendar month, for the purchase of shares of common stock for your accounts enrolled in the Plan.

If you do not elect to participate in the Plan, you will continue to receive cash dividends, by check or direct deposit, as usual.

EQ Shareowner Services is the administrator for the Plan (the “Plan Administrator”) and performs all services for the Plan.

This prospectus relates to 1,000,000 authorized and unissued shares of common stock reserved for issuance under the Plan. Please keep this prospectus for future reference, as it contains a copy of the terms and conditions governing the Plan.

Occidental’s common stock is traded on the New York Stock Exchange (“NYSE”) under the trading symbol “OXY.”

Investing in Occidental’s common stock involves risks. See “Risk Factors” beginning on page 6 of this prospectus before enrolling in the Plan.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is December 10, 2019.

We have not authorized any person to provide you with any information or represent anything about us or the Plan other than what is contained in this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any information that others may provide to you.

This prospectus does not constitute an offer to sell any securities other than the securities offered hereunder. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted or to any person to whom it is unlawful to make such an offer. The information contained or incorporated by reference in this prospectus is accurate only as of the date of this prospectus, and the information contained in any document incorporated by reference in this prospectus is accurate only as of the date of such document. Our business, financial condition, results of operations and prospects may have changed since those respective dates.

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ABOUT THIS PROSPECTUS

Unless otherwise stated or the context otherwise requires, the terms “Occidental,” the “Company,” “we,” “us,” and “our” refer to Occidental Petroleum Corporation and its subsidiaries, and references to “common stock,” “stock” or “shares” refer to our common stock, $0.20 par value.

WHERE YOU CAN FIND MORE INFORMATION

Occidental files annual, quarterly and current reports, proxy statements and other information with the SEC. You may access this information at the SEC’s internet website, which contains reports, proxy statements and other information regarding issuers, including Occidental, who file electronically with the SEC. The address of that site is www.sec.gov. The information contained on the SEC’s website is not incorporated by reference into this prospectus.

The SEC allows us to “incorporate by reference” certain information into this prospectus from certain documents that we filed with the SEC prior to the date of this prospectus. By incorporating by reference, we are disclosing important information to you by referring you to documents that we have filed with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is modified or superseded by information contained in this prospectus or in a subsequently filed document that also is incorporated by reference herein. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be part of this prospectus. These documents contain important information about us, Anadarko Petroleum Corporation (“Anadarko”) and our respective businesses.

We are incorporating by reference into this prospectus the following documents filed with the SEC, excluding any document or portion thereof deemed to be “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

Occidental SEC Filings

•	Annual report on Form 10-K for the year ended December 31, 2018, including information specifically incorporated by reference into such Annual Report on Form 10-K from our Proxy Statement for our 2019 Annual Meeting of Stockholders;
•	Quarterly reports on Form 10-Q for the quarters ended March 31, 2019, June 30, 2019, and September 30, 2019;
•	Current reports on Form 8-K filed on April 24, 2019, May 3, 2019, May 6, 2019 (Film No.: 19798226), May 10, 2019 (Film Nos.: 19813015 and 19815863), July 15, 2019, August 1, 2019, August 5, 2019, August 8, 2019 (Film Nos.: 191010121 and 191010471), August 30, 2019, and September 19, 2019 (Film No.: 191100977); and
•	The description of Occidental common stock contained in the registration statement on Form 8-B, dated June 26, 1986 (as amended by Form 8, dated December 22, 1986, Form 8, dated February 3, 1988, Form 8-B/A, dated July 12, 1993, Form 8-B/A, dated March 21, 1994, and Form 8-B/A, dated November 2, 1995, and including any amendment or report filed with the SEC for the purpose of updating this description).

We also incorporate by reference all documents we may subsequently file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, in each case, from the date of this prospectus until the termination of the offering under this prospectus.

Information furnished under Item 2.02 or 7.01 (and corresponding information furnished under Item 9.01 or included as an exhibit) in any past or future current report on Form 8-K (including the current reports on Form 8-K listed above) that we file with the SEC, unless otherwise expressly specified in such report, is not incorporated by reference in this prospectus.

We also incorporate by reference Exhibit 99 of the Annual Report on Form 10-K for the year ended December 31, 2018 filed by Anadarko with the SEC on February 14, 2019.

You can obtain any of the documents listed above from the SEC’s website at the address indicated above, or from Occidental by requesting them in writing or by telephone as follows:

Occidental Petroleum Corporation
Attention: Corporate Secretary
5 Greenway Plaza, Suite 110
Houston, Texas 77046
Telephone: (713) 215-7000

These documents are available from Occidental without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this prospectus forms a part. You can also find information about Occidental at our internet website at www.oxy.com. Information contained on our website does not constitute part of this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and include this statement for purposes of complying with these safe harbor provisions.

This prospectus contains certain forward-looking statements with respect to the financial condition, results of operations and business, plans, objectives and strategies of Occidental. These statements may be made directly in this prospectus or may be incorporated by reference to other documents or in any accompanying prospectus supplement. These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. Forward-looking statements often use words such as “anticipate,” “target,” “expect,” “estimate,” “intend,” “plan,” “goal,” “believe,” “hope,” “aim,” “continue,” “will,” “may,” “would,” “could” or “should” or other words of similar meaning. There are several factors which could cause actual plans and results to differ materially from those expressed or implied in forward-looking statements. Such factors include, but are not limited to:

•	the extent to which we are able to successfully integrate Anadarko, manage expanded operations, including Western Midstream Partners, LP (“WES”), and realize the anticipated benefits of combining Occidental and Anadarko;
•	our ability to complete previously-announced non-core asset sales, including our ability to successfully complete the sale of the assets, liabilities, businesses and operations of Anadarko’s assets in Algeria, Ghana and South Africa to Total S.A.;
•	assumptions about the energy markets;
•	global and local commodity and commodity-futures pricing fluctuations;
•	supply and demand considerations for, and the prices of, our products or services;
•	unexpected changes in costs;
•	the regulatory approval environment, including our ability to timely obtain or maintain permits or other governmental approvals, including those necessary for drilling and/or development projects;
•	our ability to successfully complete, or any material delay of, field developments, expansion projects, capital expenditures, efficiency projects, acquisitions or dispositions;
•	risks associated with acquisitions, mergers and joint ventures, such as difficulties integrating businesses, uncertainty associated with financial projections, projected synergies, restructuring, increased costs and adverse tax consequences;
•	uncertainties and liabilities associated with acquired and divested properties and businesses;
•	uncertainties about the estimated quantities of oil, natural gas and natural gas liquids (“NGLs”) reserves;
•	lower-than-expected production from development projects or acquisitions;
•	exploration, drilling and other operational risks;
•	disruptions to, capacity constraints in, or other limitations on the pipeline systems that deliver our oil and natural gas and other processing and transportation considerations;
•	general economic conditions, domestically, internationally, or in the jurisdictions in which we are, or in the future, may be, doing business;

•	difficult and adverse conditions in the domestic and global capital and credit markets;
•	our ability to generate cash to fund operations and repay indebtedness;
•	the impact of potential changes in our credit ratings;
•	uncertainty from the expected discontinuance of LIBOR and transition to any other interest rate benchmark;
•	governmental actions and political conditions and events;
•	legislative or regulatory changes, including changes relating to hydraulic fracturing or other oil and natural gas operations, retroactive royalty or production tax regimes, deepwater and onshore drilling and permitting regulations, environmental regulation (including regulations related to climate change);
•	environmental risks and liability under international, provincial, federal, regional, state, tribal, local and foreign environmental laws and regulations (including remedial actions);
•	potential liability resulting from pending or future litigation;
•	disruption or interruption of production or manufacturing or facility damage due to accidents, chemical releases, labor unrest, weather, natural disasters, security breaches, cyber attacks or insurgent activity;
•	failure of risk management;
•	reorganization or restructuring of our operations;
•	changes in state, federal, or foreign tax rates;
•	actions by third parties that are beyond our control; and
•	other risk factors as detailed from time to time in our reports filed with the SEC, including Occidental’s Annual Report on Form 10-K for the year ended December 31, 2018, which is incorporated herein by reference, as well as any subsequent periodic or current reports filed with the SEC, including the risks and uncertainties set forth in, or incorporated by reference into, this prospectus in the section entitled “Risk Factors.” See “Where You Can Find More Information.”

The forward-looking statements included or incorporated by reference herein reflect Occidental’s current views with respect to future events and are based on numerous assumptions and assessments made by Occidental in light of its experience and perception of historical trends, current conditions, business strategies, operating environments, future developments and other factors it believes appropriate. By their nature, forward-looking statements involve known and unknown risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. The factors described in the context of such forward-looking statements in this document could cause Occidental’s plans, actual results, performance or achievements, industry results and developments to differ materially from those expressed in or implied by such forward-looking statements. Although it is believed that the expectations reflected in such forward-looking statements are reasonable, we cannot assure you that such expectations will prove to have been correct and you are therefore cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus or, in the case of a document incorporated by reference, as of the date of that document. Occidental assumes no obligation to update the information contained in this document (whether as a result of new information, future events or otherwise), except as required by applicable law.

ABOUT OCCIDENTAL

Following Occidental’s acquisition of Anadarko on August 8, 2019, our principal businesses consist of four segments: Oil and Gas, Chemical, Marketing and Other Midstream, and WES Midstream, which includes the operations of WES. The Oil and Gas segment explores for, develops and produces oil and condensate, NGLs and natural gas. The Chemical segment (OxyChem) mainly manufactures and markets basic chemicals and vinyls. The Marketing and Other Midstream segment purchases, markets, gathers, processes, transports and stores oil, condensate, NGLs, natural gas, carbon dioxide (CO2) and power. It also trades around its assets, including transportation and storage capacity, and invests in entities that conduct similar activities. Also within the Marketing and Other Midstream segment is Oxy Low Carbon Ventures (“OLCV”). OLCV seeks to capitalize on Occidental’s enhanced oil recovery leadership by developing carbon capture, utilization and storage projects that source anthropogenic carbon dioxide and promote innovative technologies that drive cost efficiencies and grow Occidental’s business while reducing emissions. The WES Midstream segment owns gathering systems, plants and pipelines and earns revenue from fee-based and service-based contracts with Occidental and third parties.

Our principal executive offices are located at 5 Greenway Plaza, Suite 110, Houston, Texas 77046; our telephone number is (713) 215-7000.

RISK FACTORS

Investing in Occidental’s common stock involves risks. Before you enroll in the Plan, you should carefully consider the risk factors described in this prospectus, any applicable prospectus supplement and the Annual Report of Occidental on Form 10-K for the year ended December 31, 2018 and in any subsequent periodic or current reports filed with the SEC under the Exchange Act that include “Risk Factors” or that discuss risks to Occidental and that are incorporated herein by reference.

In addition to the risk factors incorporated by reference into this prospectus by the preceding paragraph, below is a description of certain risks that you may face by virtue of your participation in the Plan. There may be additional risks that are not listed below or in the referenced documents, and you should consult your financial, tax, legal and other advisors prior to determining whether to participate in the Plan.

There is no price protection for your shares of common stock in the Plan.

Your investment in the shares of common stock held in the Plan will be exposed to changes in market conditions and changes in the market value of shares of common stock. Your ability to liquidate or otherwise dispose of shares of common stock in the Plan is subject to the terms of the Plan and the withdrawal procedures under the Plan. You may not be able to withdraw or sell your shares of common stock in the Plan in time to react to market conditions.

The purchase price for shares of common stock purchased or sold under the Plan will vary.

The purchase price for any shares of common stock that you purchase or sell under the Plan will vary and cannot be predicted. You may purchase or sell shares of common stock at a purchase price that is different from (more or less than) the price that you would face if you acquired or sold shares on the open market on the related dividend payment date.

You may incur tax obligations without receiving cash with which to pay those obligations.

If you reinvest dividends under the Plan, you will be treated for U.S. federal income tax purposes as having received a distribution on the dividend payment date, which may give rise to a tax payment obligation without providing you with cash to pay such tax when it becomes due. See Question 25 under “The Plan” for a description of certain U.S. federal income tax consequences of participating in the Plan.

USE OF PROCEEDS

We will receive proceeds from purchases of shares of our common stock through the Plan only if the purchases are made directly from us but will not receive any proceeds from shares purchased by the Plan Administrator from third parties. We will use the net proceeds from any shares sold by us pursuant to the Plan for general corporate purposes. We have no basis for estimating either the number of shares that will ultimately be purchased from us, if any, under the Plan or the prices at which such shares will be sold.

THE PLAN

The following is a copy of the provisions of the Plan.

Purpose

1.	What is the purpose of the Plan?

The primary purpose of the Plan is to provide holders of record of shares of common stock with a convenient method of purchasing additional shares of common stock without paying any trading fees or service charges.

Advantages

2.	What does the Plan allow me to do?

Participation in the Plan allows you to:

•	Invest the cash dividends on at least the greater of 25 shares or 10% or more of your share balance of common stock in shares of additional common stock without paying any trading fees or service charges;
•	Purchase additional shares of common stock with optional cash investments, within specified limits (as described in Question 8), without paying any trading fees or service charges;
•	Obtain full investment use of funds because fractional shares, as well as whole shares, will be credited to your account;
•	Avoid cumbersome safekeeping and record-keeping costs because the Plan Administrator provides safekeeping services for the shares purchased under the Plan as well as reporting services that confirm purchases made under the Plan; and
•	Have access to your account online and receive quarterly account statements.

Participation

3.	Who is eligible to participate?

You are eligible to participate in the Plan if:

•	You own of record or have in your account 25 or more shares of common stock; and
•	You elect to have the dividends on at least the greater of 25 shares or 10% of your share balance invested under the Plan (the “minimum reinvestment requirement”).

If your shares are registered in a name other than your own (for example, in the name of a broker or a nominee) and you want to participate, you must make the appropriate arrangements with your broker or nominee for you to become a stockholder of record by having at least 25 of your shares transferred to your own name.

You may not enroll in the Plan by purchasing your initial 25 shares of common stock through the Plan.

If at any time you do not meet the minimum reinvestment requirement, your dividends will no longer be reinvested, and you will receive your dividend entitlement in cash.

4.	How does an eligible stockholder participate?

Enrollment is available online through shareowneronline.com or by contacting the Plan Administrator and completing an authorization form (“authorization form”). Copies of this prospectus, including the authorization form, may be obtained at any time by contacting the Plan Administrator at the address set forth in Question 20.

You may change your dividend reinvestment election at any time online through shareowneronline.com, or by contacting EQ Shareowner Services as set forth in Question 20. To be effective with respect to a particular dividend, any such change must be received by the Plan Administrator on or before the record date for that dividend. Record dates normally occur in the second week of March, June, September and December.

If you choose not to reinvest any of your dividends, the Plan Administrator will remit any dividends to you by check or automatic deposit to a bank account that you designate.

5.	When may you join the Plan?

If you are an eligible stockholder (see Question 3), you may join the Plan at any time.

If the Plan Administrator receives your dividend election change/enrollment online or authorization form on or before the record date for a particular dividend, then your reinvestment will begin with that dividend.

If your dividend election change/enrollment online or authorization form is received after the record date established for a particular dividend, your reinvestment of dividends will not begin until the dividend payment date following the next record date. (See Questions 7, 8, 11 and 12 for information concerning optional cash investments.)

Dividend payment dates for common stock normally are on the 15th day of January, April, July and October. Record dates for common stock dividends normally occur in the second week of the months preceding the dividend payment dates.

6.	What does the dividend election change/enrollment online or authorization form provide?

The dividend election change/enrollment online or authorization form allows you to indicate the extent to which you wish to participate in the Plan. By checking the appropriate box, you may choose to reinvest cash dividends paid on 25 or more shares of common stock registered in your name in additional shares of common stock.

If you elect to reinvest on only a part of your record shares, you should indicate the number of shares (at least the greater of 25 shares or 10% or more of your share balance) to be included in the Plan. Unless you indicate a specific number, dividends on all shares of common stock registered in your name will be reinvested.

Dividends on all shares purchased for your account under the Plan and held by the Plan Administrator will be paid to the Plan Administrator and automatically reinvested in additional shares of common stock.

You may change the extent of your participation in the Plan at any time after enrollment online or by notifying the Plan Administrator, provided that you continue to have the dividends on at least the greater of 25 shares or 10% or more of your share balance of common stock reinvested under the Plan at all times.

If the notification is received before the record date established for a particular dividend, the change in the extent of your participation will be effected with that dividend. If the notification is received on or after the record date established for a particular dividend, the change in the extent of your participation will be effected with the dividend following the next record date.

7.	How are optional cash investments made?

You are not required to make optional cash investments. However, you may make optional cash investments at any time only if you have elected to reinvest the dividends paid on at least the greater of 25 shares or 10% of your share balance of common stock registered in your name.

You can send a personal check drawn on a North American financial institution in U.S. dollars for each optional cash investment or authorize an individual automatic deduction from your bank account through shareowneronline.com. If you submit a check, please include the contribution form from your Plan statement. All checks should be made payable to “Shareowner Services.” Mail the check and the contribution form from your Plan statement to the address specified on the Plan statement.

If you wish to make regular monthly optional cash investments, you may authorize automatic monthly deductions from your bank account. The direct debit will occur on the 12th day of each month.

8.	What are the limitations on the amount of optional cash investments?

The investment minimum is $50. Optional investments may not total more than $10,000 per calendar month. You do not need to send the same amount of money each time. There is no obligation to make optional cash investments.

If you hold stock in more than one account with the same name and social security number or tax identification number, you will be considered a single participant for purposes of the $10,000 limitation on monthly optional cash investments. If you have shares of common stock registered in your name and other shares registered under a nominee’s or broker’s street name, or in the name of a corporation, trust, co-tenancy, partnership or other entity of which you are an “affiliate,” you and all of your affiliates may only invest a total of $10,000 per month under the Plan. For purposes of this Plan, “affiliate” is defined in the same manner as in Rule 405 of the Securities Act and includes any person or persons controlling, controlled by or under common control with you.

Separate custodial or trust accounts for separate beneficiaries will be entitled, however, to invest up to $10,000 per account each month.

Purchases under the Plan

9.	How and when is common stock acquired under the Plan?

The shares to be acquired under the Plan are expected to be purchased by the Plan Administrator directly from us. However, if we are not making newly issued shares available for purchase under the Plan, the Plan Administrator will purchase shares of common stock for the Plan in the open market.

For the reinvestment transaction, the Plan Administrator will acquire shares of common stock on or about the relevant investment date. In any month in which a common stock dividend is paid, the investment date for the dividend reinvestment is the common stock dividend payment date. In any other month, the investment date is the 15th day of such month. If, however, the investment date falls on a date when the NYSE is closed, the first day on which the NYSE is open immediately succeeding such date will be the investment date.

In the event that the number of shares of common stock purchased for your account is not an even number of shares, your account will be credited with the full number of shares and a fraction of a share computed to three decimal places.

10.	At what price will shares of common stock be purchased under the Plan?

The price of shares of common stock purchased directly from us under the Plan with reinvested dividends or optional cash investments will be the closing price of the common stock on the NYSE as of the investment date.

The price of shares of common stock purchased in the open market with reinvested dividends or with optional cash investments will be the weighted average price of the common stock purchased for the Plan by the Plan Administrator on the applicable investment date, exclusive of taxes and commissions.

11.	When is optional cash invested?

Optional cash investments are processed on or about the relevant investment date (see Question 9).

Therefore, if you have elected to participate in the Plan by having the dividends on all or part of your shares reinvested and you wish to make optional cash investments as well, you are encouraged to mail your checks for optional cash investments so they reach the Plan Administrator and clear as good funds before each investment date. All such investments received by the Plan Administrator on or after the investment date will be held for investment in the following month.

No interest will be paid by us or the Plan Administrator on optional cash investments held by the Plan Administrator prior to investment.

12.	Under what circumstances will optional cash investments be refunded or returned?

You may obtain a refund of an optional cash investment, provided that the Plan Administrator receives written notice at least two business days prior to the investment date. As long as the check for the optional cash investment has cleared, the Plan Administrator promptly will refund your cash investment.

In addition, if you send in an optional cash investment and you are not participating in the Plan or are otherwise ineligible to participate in the Plan, your check will be returned to you.

Costs

13.	Who pays the expenses in connection with purchases under the Plan?

We pay the expenses for purchases under the Plan. You will not pay trading fees or service charges for purchases made under the Plan. However, if you request the Plan Administrator to sell any of your shares, you must pay a fee of $15 plus any applicable trading fees ($0.12 cents per share as of December 10, 2019) and any other applicable fees described under “Plan Investment Summary and Fees.”

The fee for selling any of the shares in your account plus any applicable trading fees or other costs will be deducted from the proceeds from the sale of your shares.

There is no charge if you request a withdrawal of full-shares or if you deposit full-shares into your account. Fractional shares are not available and will be settled in cash.

Your Accounts and Reports

14.	What kinds of accounts are maintained under the Plan, and what reports will be furnished?

If you do not already have an account with the Plan Administrator, upon enrollment, the Plan Administrator will establish and maintain an account for you reflecting your participation in the Plan. If you already have an account with the Plan Administrator, your account will reflect your participation in the Plan. All shares purchased for you under the Plan will be credited to your account. The Plan Administrator will mail to you a statement confirming any purchase of shares soon after the purchase is made and you will receive quarterly account statements. Your last quarterly statement for the year will include your 1099-DIV for tax purposes. (See also, “Where You Can Find More Information”.)

You may also access your account online at shareowneronline.com. You need to know your account number to gain access to your account.

Certificates for Shares

15.	Will certificates be issued for common stock purchased under the Plan?

No. Your shares will be held in your account in book-entry form by the Plan Administrator. This feature protects against loss, theft or destruction of stock certificates. The number of shares purchased for your account under the Plan will be shown online and on your statement of account.

16.	Can you deposit certificates for shares of common stock in your account by transferring stock certificates that you possess?

Yes. If you hold certificates for common stock, you may send the certificates to the Plan Administrator at the address set forth in Question 20 and have them registered in the name of the Plan Administrator, who will add them to your account and hold them for you in safekeeping. If mailed, it is suggested that such items be mailed by registered mail, with return receipt requested, properly insured.

The method of delivery of your stock certificate(s) is at your election and at your risk.

17.	Can you withdraw certificates for shares from the Plan?

No. Your shares will be held in your account in book-entry form by the Plan Administrator. This feature protects against loss, theft or destruction of stock certificates. The number of shares for your account under the Plan will be shown online and on your statement of account.

Termination of Dividend Reinvestment or Withdrawal from the Plan

18.	How do you voluntarily terminate the reinvestment of dividends or withdraw from the Plan?

You may discontinue the reinvestment of your dividends and optional cash investments at any time by providing notice to the Plan Administrator online at shareowneronline.com or in writing at the address set forth in Question 20.

To be effective for a particular dividend payment, the Plan Administrator must receive notice three business days prior to the dividend payment date. If the request is received less than three business days prior to the dividend payment date, then that dividend will be reinvested. However, all subsequent dividends will be paid in cash on all balances unless you re-enroll in the Plan. In addition, you may request that all or part of your shares be sold. If your shares are sold, you will receive the proceeds less a charge of $15 plus trading fees ($0.12 cents per share as of December 10, 2019) and any other applicable fees described under “Plan Investment Summary and Fees.”

Upon withdrawal from the Plan, you will no longer be eligible to make optional cash investments. If your notice of withdrawal is not received by the Plan Administrator at least two business days prior to the investment date, any optional cash investments previously submitted or authorized will be invested.

19.	Can your participation in the Plan be terminated for any other reason?

Yes. In the event you fail to meet the minimum reinvestment requirement, your dividends will no longer be reinvested, future dividends will be paid to you in cash and you will not be eligible to make optional cash investments. The Plan Administrator will continue to hold your shares unless you request their sale or issuance.

Your participation in the Plan may be terminated by the Plan Administrator, in its sole discretion, if you repeatedly enroll and then terminate Plan participation.

Administration

20.	Contact Information

Internet

shareowneronline.com

Available 24 hours a day, 7 days a week for access to account information and answers to many common questions and general inquiries.

To enroll in the Plan:

1.	Go to shareowneronline.com
2.	Select Sign Up Now!
3.	Enter your Authentication ID* and Account Number

* If you do not have your Authentication ID, select I do not have my Authentication ID. For security, this number is required for first time sign on.

Email

Go to shareowneronline.com and select Contact Us.

Telephone

1-877-OXY-8166 (Toll-Free)
651-450-4064 outside the United States

Shareowner Relations Specialists are available Monday through Friday, from 7:00 a.m. to 7:00 p.m., Central Time.

You may also access your account information 24 hours a day, 7 days a week using our automated voice response system.

Written correspondence and deposit of certificated shares

EQ Shareowner Services
P.O. Box 64874
St. Paul, MN 55164-0874

Certified and overnight delivery
EQ Shareowner Services
1110 Centre Pointe Curve, Suite 101
Mendota Heights, MN 55120-4100

Other Information

21.	May you request that the Plan Administrator sell shares of common stock held in your account?

Yes. While continuing to participate in the Plan or upon termination of your participation in the Plan, you may request that the Plan Administrator sell some or all of the full shares in your account by accessing your account online at shareowneronline.com, by writing to the Plan Administrator at the address set forth in Question 20 or by calling the toll-free number set forth in Question 20. All sales by the Plan Administrator will be made in the open market.

Full and fractional shares sold on behalf of terminating participants may be combined with those of other terminating participants, in which case the proceeds for each participant will be based on the average sales price of all such shares.

If you choose to sell shares, the Plan Administrator will deduct from the proceeds of the sale of your shares a charge of $15, plus trading fees ($0.12 cents per share as of December 10, 2019), any transfer tax, which will reduce the gain or increase the loss reported by you for tax purposes and any other applicable fees described under “Plan Investment Summary and Fees.”

Depending on the number of shares to be sold and current trading volume, sales transactions may be completed in multiple transactions and over the course of more than one day. All sales are subject to market conditions, system availability, restrictions and other factors. The actual sale date, time or price received for any shares of common stock sold through the Plan cannot be guaranteed.

22.	What happens to your account if all shares of common stock in your own name are transferred or sold?

Participation in the Plan continues as long as you have enough shares in your account to meet the minimum reinvestment requirement and until such time as you request the sale or issuance of such shares. (See Questions 18 and 19 for information on terminating Plan participation).

23.	What happens if we issue a stock dividend, declare a stock split or have a rights offering?

Any shares of common stock distributed by us as a stock dividend or a stock split on shares of the common stock in your account as of the record date for such a stock dividend or stock split will be credited to your account.

In the event that we make available to our stockholders salable rights to purchase additional shares of common stock or other securities, shares held by the Plan Administrator for participants will be sold and the proceeds invested in additional shares of common stock prior to or with the next regular cash dividend.

If you wish to exercise purchase rights as to shares held by the Plan Administrator, you must notify the Plan Administrator prior to the record date of the rights offering.

Transaction processing may either be curtailed or suspended until the completion of any stock dividend, stock split or corporate action.

24.	How will your shares be voted at meetings of stockholders?

For each meeting of stockholders, you will receive materials in the mail that will contain instructions enabling you to vote shares registered in your name as well as the shares credited to your account.

25.	What are the federal income tax consequences of participation in the Plan?

This following answer is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions, existing and proposed Treasury Regulations and interpretations of the foregoing, all as of the date of this filing. All of the foregoing authorities are subject to change (possibly with retroactive effect), and any such change may result in U.S. federal income tax consequences to a holder that are materially different from those described below. No rulings from the U.S. Internal Revenue Service (the “IRS”) have been or will be sought with respect to the matters in this discussion, and consequently, the IRS may not take a similar view of these consequences.

General Tax Treatment

Generally, any cash dividend reinvested under the Plan will be taxable as dividend income (to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles) as though the dividend had been received in cash. In this respect, as a participant in the Plan, you are treated the same as stockholders who do not participate. Such dividend income will be subject to different federal income tax treatment depending on if, for example, the recipient is a U.S. or Non-U.S. Holder. See “Certain Rules Applicable to U.S. Holders” and “Certain Rules Applicable to Non-U.S. Holders” below for more information.

Your pro rata share of trading fees, if any, paid by us for investments for your account made in the open market must be reported by us as taxable income to you. Such trading fees will become a part of the cost of the shares purchased. The service charges paid by us to the Plan Administrator also may be considered income to you.

For U.S. Holders (as defined below), a taxable gain or loss generally will be realized by you when your shares (whether purchased with reinvested dividends or with optional cash investments) are sold for your account by the Plan Administrator. See “Certain Rules Applicable to U.S. Holders” below for more information.

As a result of the Emergency Economic Stabilization Act of 2008, the Plan Administrator will now report cost basis to both the participants in the Plan at acquisition and the Internal Revenue Service (“IRS”) at the time of sale. The IRS requires stockholders to reinvest a minimum of 10% of their dividend distribution each scheduled disbursement date; this is in addition to the Plan’s 25-share minimum reinvestment requirement. If your account falls below the 10% mandatory threshold, you will be sent a notification outlining your alternatives for dividend reinvestment.

Account statements should be retained to help determine the tax basis of shares acquired under the Plan for computing gain or loss.

U.S. and Non-U.S. Holders

The term “U.S. Holder” means a beneficial owner of a share of common stock that is (i) a citizen or individual resident of the United States as determined for U.S. federal income tax purposes, (ii) a corporation or other entity taxable as a corporation for U.S. federal income tax purposes that is organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation without regard to the source thereof or (iv) a trust if a U.S. court has primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust, or if the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person. As used in this section, the term “Non-U.S. Holder” means a beneficial owner of a share of common stock that is neither a U.S. Holder nor a pass-through entity (including a partnership), as determined for U.S. federal income tax purposes.

Certain Rules Applicable to U.S. Holders

Any dividend received by non-corporate U.S. Holders will generally be “qualified dividend income” to such U.S. Holders, which will be subject to U.S. federal income tax at preferential rates. Certain corporate U.S. Holders may be entitled to a dividends received deduction with respect to amounts treated as ordinary dividend income. Corporate participants are urged to consult their own tax advisors regarding their eligibility for and the extent of such deduction. Any portion of the distribution in excess of our current and accumulated earnings and profits will first be treated as a tax-free return of capital to the extent of a U.S. Holder’s adjusted tax basis in its shares of common stock in respect of which the distribution was made and will be applied against and reduce such basis on a dollar-for-dollar basis (thereby increasing the amount of gain and decreasing the amount of loss recognized on a subsequent disposition of such shares of common stock). To the extent that such distribution exceeds the U.S. Holder’s adjusted tax basis, the distribution will be treated as capital gain, which will be treated as long-term capital gain if such U.S. Holder’s holding period in its shares of common stock exceeds one year as of the date of the distribution and otherwise will be short-term capital gain.

A U.S. Holder generally will recognize gain or loss upon the sale or exchange of shares of common stock and upon receipt of cash payments for fractional shares credited to their accounts upon withdrawal from or termination of the Plan. The amount of such gain or loss will be equal to the difference (if any) between (i) the amount realized for the shares of common stock or fractional share and (ii) the U.S. Holder’s adjusted tax basis in the shares of common stock. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for the shares of common stock is more than one year at the time of the sale or exchange. Capital gains of non-corporate taxpayers on assets held for more than one year are generally subject to preferential rates. The deductibility of capital losses is subject to limitations.

Certain Plan participants, including individuals, estates and trusts, whose income exceeds certain thresholds generally will be subject to a nondeductible 3.8% tax on “net investment income,” which includes, among other things, dividends on and gains from the sale or other disposition of stock. You should consult your own tax advisor regarding the application of this tax.

Under some circumstances, a U.S. Holder may be subject to U.S. information reporting and backup withholding tax on distributions paid on shares of common stock or from the disposition of shares of common stock. Information reporting and backup withholding will not apply, however, to a U.S. Holder that is a corporation or is otherwise exempt from information reporting and backup withholding and, when required, demonstrates this fact. Backup withholding also will not apply to a U.S. Holder that furnishes a correct taxpayer identification number and certifies on a Form W-9 or successor form, under penalty of perjury, that it is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Holder that fails to provide the correct taxpayer identification number on Form W-9 or successor form may be subject to penalties imposed by the IRS. Backup withholding, currently at a 24% rate, is not an additional tax, and any amount withheld under these rules will be allowed as a refund or credit against a U.S. Holder’s U.S. federal income tax liability if the required information is timely furnished to the IRS. U.S. Holders are urged to consult their tax advisors regarding their reporting requirements.

Certain Rules Applicable to Non-U.S. Holders

Cash dividends reinvested under the Plan will be taxable to a Non-U.S. Holder as dividend income (to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles) as though the dividend had been received in cash. In the case of Non-U.S. Holders, who elect to have their dividends reinvested pursuant to the Plan and whose dividends are subject to United States income tax withholding (including backup withholding), the amount of the tax to be withheld will be deducted from the amount of dividends to determine the amount of dividends to be reinvested. Except as described below, Non-U.S. Holders generally will be subject to U.S. federal withholding tax at a 30% rate, or at a reduced rate prescribed by an applicable income tax treaty, on any dividends received in respect of their shares of common stock.

Any portion of cash dividends reinvested under the plan in excess of our current and accumulated earnings and profits will first be treated as a tax-free return of capital to the extent of a Non-U.S. Holder’s adjusted tax basis in its shares of common stock in respect of which such distribution was made and will be applied against and reduce such basis on a dollar-for-dollar basis. To the extent that such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, the distribution will be treated as capital gain. However, because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate we would withhold on a dividend. If it is later determined that a distribution in fact exceeded our current and accumulated earnings and profits, a Non-U.S. Holder would be entitled to a refund from the IRS for the withholding tax on the portion of the distribution that exceeded our current and accumulated earnings and profits.

In order to obtain a reduced rate of U.S. federal withholding tax under an applicable income tax treaty, a Non-U.S. Holder will be required to provide a properly executed applicable IRS Form W-8 (or successor form) certifying such Non-U.S. Holder’s entitlement to benefits under the applicable treaty. If a Non-U.S. Holder is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty, such holder may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS. Non-U.S. Holders are urged to consult their own tax advisors regarding their possible entitlement to benefits under an income tax treaty.

A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of any gain on a sale, exchange or other disposition of shares of common stock unless: (i) the gain is U.S. trade or business income (see “U.S. Trade or Business Income for a Non-U.S. Holder” below); (ii) such Non-U.S. Holder is an individual who is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met; or (iii) certain other conditions apply. Each Non-U.S. Holder is urged to consult its own tax advisor with respect to the tax consequences to it of the disposition of its shares of common stock.

U.S. Trade or Business Income for a Non-U.S. Holder

If dividend income or gain on the sale, exchange or other taxable disposition of shares of common stock is effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base maintained by the holder), such Non-U.S. Holder will generally be taxed in the same manner as a U.S. Holder. Corporate Non-U.S. Holders may also be subject to an additional “branch profits tax” at a 30% rate (or at a lower rate prescribed by an applicable income tax treaty) with respect to their U.S. trade or business income.

U.S. Information Reporting, Backup Withholding and FATCA for Non-U.S. Holders

Payments of dividends on shares of common stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know that the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid applicable IRS Form W-8 (or other applicable successor form) or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on shares of common stock paid to a Non-U.S. Holder, regardless of whether any tax was actually withheld.

In addition, proceeds of the sale or other taxable disposition of shares of common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of shares of common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Additionally pursuant to the Foreign Account Tax Compliance Act (“FATCA”), foreign financial institutions (which include most foreign hedge funds, private equity funds, mutual funds, securitization vehicles and any other investment vehicles) and certain other foreign entities must comply with information reporting rules with respect to their U.S. account holders and investors or confront a withholding tax on U.S. source payments made to them (whether received as a beneficial owner or as an intermediary for another party). More specifically, a foreign financial institution or other foreign entity that does not comply with the FATCA reporting requirements will generally be subject to a 30% withholding tax with respect to any “withholdable payment.” For this purpose, withholdable payments include generally U.S.-source payments otherwise subject to nonresident withholding tax (e.g., U.S.-source dividends) and also include the entire gross proceeds from the sale or other disposition of any equity instruments of U.S. issuers. The U.S. Department of the Treasury recently released proposed regulations which, if finalized in their present form, would eliminate the U.S. federal withholding tax applicable to the gross proceeds of a sale or disposition of equity. In its preamble to the proposed regulations, the U.S. Treasury stated that taxpayers may generally rely on the proposed regulations until final regulations are issued. Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described above. Under certain circumstances, a Non-U.S. Holder may be eligible for refunds or credits of the withholding taxes described above, and a Non-U.S. Holder might be required to file a U.S. federal income tax return to claim such refunds or credits. Non-U.S. Holders are urged to consult their own tax advisors regarding the possible implications of information reporting, back withholding and FATCA with respect to their participation in the Plan.

The foregoing is intended only as a general discussion of the current federal income tax consequences of participation in the Plan for U.S. and Non-U.S. Holders, and may not be applicable to certain participants. You should consult your own tax advisor regarding the foreign, federal, state and local income tax consequences (including the effects of any changes in applicable law or interpretations thereof) of your participation in the Plan or the disposal of shares acquired pursuant to the Plan.

26.	What are the liabilities of Occidental and the Plan Administrator under the Plan?

Neither Occidental nor the Plan Administrator will be liable under the Plan for any act done in good faith or for any good faith omission to act, including, without limitation, any such act or omission that occurs prior to the termination of participation in the Plan regarding the prices at which shares are purchased or shares or other securities are sold for your account, as well as the times such purchases or sales are made, or any claim of liability arising out of failure to terminate a participant’s account upon that participant’s death prior to the receipt of notice in writing of such death. Since we have delegated all responsibility for administering the Plan to the Plan Administrator, we specifically disclaim any responsibility for any of its actions or inactions in connection with the administration of the Plan.

Neither we nor the Plan Administrator, which is acting solely as an agent in connection with the Plan, will have any duties or responsibilities in connection with the Plan other than those expressly set forth in the Plan or as imposed by applicable laws, and no implied duties, fiduciary or otherwise, shall be read into this Plan.

The Plan Administrator is authorized to choose a broker at its sole discretion to facilitate purchases and sales of shares of common stock for you. The Plan Administrator will furnish the name of the registered broker utilized in share transactions within a reasonable time upon written request from you.

In the absence of negligence or willful misconduct on its part, the Plan Administrator, whether acting directly or through agents or attorneys, shall not be liable for any action taken, suffered or omitted or for any error of judgment made by it in the performance of its duties hereunder. In no event shall the Plan Administrator be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profit), even if the Plan Administrator has been advised of the likelihood of such loss or damage and regardless of the form of action.

The Plan Administrator shall: (i) not be required to and shall make no representations and have no responsibilities as to the validity, accuracy, value or genuineness of any signatures or endorsements, other than its own; and (ii) not be obligated to take any legal action hereunder that might, in its judgment, involve any expense or liability, unless it has been furnished with reasonable indemnity.

The Plan Administrator shall not be responsible or liable for any failure or delay in the performance of its obligations under this Plan arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities; computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental actions; it being understood that the Plan Administrator shall use reasonable efforts which are consistent with accepted practices in the stock investment plan industry to resume performance as soon as administratively possible under the circumstances.

Neither Occidental nor the Plan Administrator can assure you of profits or protect you against losses on shares purchased or held under the Plan.

Stockholders are cautioned that this prospectus does not represent a change in our dividend policy or a guarantee of future dividends, the declaration of which by our Board of Directors will continue to depend upon current and projected earnings, our financial condition and other factors.

27.	Can we amend, suspend or terminate the Plan?

We may, upon written notice to all participants, amend, suspend or terminate the Plan at any time.

28.	What law governs the Plan?

The terms and conditions of the Plan and its operation are governed by the laws of the State of Delaware.

PLAN INVESTMENT SUMMARY AND FEES

Summary

Minimum cash investments	$50.00
Maximum cash investments
Maximum monthly investment	$10,000.00
Dividend reinvestment
Reinvestment options	Full and Partial

Fees

Investment fees
Dividend reinvestment	Company Paid
Check investment	Company Paid
Recurring automatic investment	Company Paid
Dividend purchase trading commission per share	Company Paid
Optional cash purchase trading commission per share	Company Paid
Sales fees
Batch Order	$15.00
Sale trading commission per share	$0.12
Direct deposit of sale proceeds	$5.00
Other fees
Certificate issuance	Company Paid
Certificate deposit	Company Paid
Returned check / Rejected automatic bank withdrawals	$35.00 per item
Prior year duplicate statements	$15.00 per year

PLAN OF DISTRIBUTION

Subject to the discussion below, we will distribute newly issued shares of common stock sold under the Plan. We will pay for all costs of administering the Plan and any brokerage fees, commissions or other service charges incurred as a result of open market purchases of shares. However, if you are participating in the Plan through your broker, you may be charged a fee by your broker for participating in the Plan on your behalf. Additionally, if you request that your shares of common stock held by the Plan Administrator be sold, you will receive the proceeds less a fee of $15 plus any applicable trading fees ($0.12 cents per share as of December 10, 2019). Our shares of common stock are currently listed on the NYSE.

Persons who acquire shares of our stock through the Plan and resell such shares shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Exchange Act and may be considered to be underwriters within the meaning of the Securities Act. We will not extend to any such person any rights or privileges other than those to which they would be entitled as a participant in the Plan, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of the shares of our stock so purchased.

Our stock may not be available under the Plan in all states or jurisdictions. We are not making an offer to sell our stock in any jurisdiction where the offer or sale is not permitted.

We have no arrangements or understandings, formal or informal, with any person relating to the sale of our shares of common stock to be received under the Plan. We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons to eliminate practices that are inconsistent with the purpose of the Plan.

LEGAL MATTERS

The validity of the shares of common stock offered under this prospectus will be passed upon for us by Gibson, Dunn & Crutcher LLP, Houston, Texas. Additional legal matters may be passed on for us, or any agents, by counsel we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Occidental Petroleum Corporation and subsidiaries as of December 31, 2018 and 2017, and for each of the years in the three-year period ended December 31, 2018 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2018 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Anadarko Petroleum Corporation and subsidiaries as of December 31, 2018 and 2017, and for each of the years in the three-year period ended December 31, 2018, have been incorporated by reference herein in reliance upon the report of KPMG LLP, an independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2018 consolidated financial statements refers to a change in the method of accounting for revenue recognition in 2018.

Certain information with respect to the oil and gas reserves associated with Occidental’s oil and gas properties is confirmed in the process review letter of Ryder Scott Company, L.P., independent petroleum engineering consultants, and has been incorporated by reference into this document, upon the authority of said firm as experts with respect to the matters covered by such process review letter and in giving such process review letter.

Certain information with respect to the oil and gas reserves associated with Anadarko’s oil and gas properties is confirmed in the procedures and methods review letter of Miller and Lents, Ltd., an independent petroleum consulting firm, and has been incorporated by reference into this document, upon the authority of said firm as experts with respect to the matters covered by such procedures and methods review letter and in giving such procedures and methods review letter.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the expenses payable by us in connection with the sale of the securities being registered hereby. With the exception of the SEC registration fee, all the amounts shown are estimates.

SEC registration fee	$4,894.00
Legal fees and expenses	5,000.00
Accounting fees and expenses	2,000.00
Printing expenses	500.00
Blue sky fees and expenses	500.00
Plan Administrator fees and expenses	—
Miscellaneous	1,000.00
Total	$13,894.00
Item 15.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) permits a corporation to indemnify its directors and officers against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties. The directors or officers must have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In a derivative action, an action only by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant officers or directors are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability and in view of all of the circumstances of the case.

We have adopted provisions in our By-laws, which provide that we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by us or in our right, by reason of the fact that such person is or was our director, officer, employee or agent, or, while such person is or was a director, officer, employee or agent of us, is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, but in each case only if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Our By-laws, as amended, further state that this indemnification shall not be deemed exclusive of any other right to which the indemnified person may be entitled, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of that person.

Our restated certificate of incorporation, as amended, provides that, consistent with Section 102(b)(7) of the DGCL, no director shall be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law;
•	under Section 174 of the DGCL; or
•	for any transaction from which a director derived an improper benefit.

Occidental maintains policies insuring its officers and directors against certain civil liabilities, including liabilities under the Securities Act.

Occidental also entered into indemnification agreements with each of its directors and anticipates that it will enter into similar agreements with future directors. Generally, these agreements attempt to provide the maximum protection permitted by Delaware law with respect to indemnification. The indemnification agreements provide that Occidental will pay certain amounts incurred by its directors in connection with any civil, criminal, administrative or investigative action or proceeding. Such amounts include any expenses, including attorney’s fees, judgments, civil or criminal fines, settlement amounts and other expenses customarily incurred in connection with legal proceedings.

Item 16.	Exhibits.

Unless otherwise indicated below as being incorporated by reference to another filing of Occidental with the SEC, each of the following exhibits is filed herewith:

Exhibit No.	Description
2.1	—
Agreement and Plan of Merger, dated as of May 9, 2019, by and among Occidental Petroleum Corporation, Baseball Merger Sub 1 Inc. and Anadarko Petroleum Corporation, filed as Exhibit 2.1 to the Current Report on Form 8-K of Occidental Petroleum Corporation dated May 10, 2019, File No. 001-09210, and incorporated herein by reference.

3.1	—
Restated Certificate of Incorporation of Occidental, dated November 12, 1999, and Certificates of Amendment thereto dated May 5, 2006, May 1, 2009, and May 2, 2014, filed as Exhibit 4.1 to the Registration Statement on Form S-8 of Occidental Petroleum Corporation dated May 1, 2015, File No. 333-203801, and incorporated herein by reference.

3.2	—
Amended and Restated By-laws of Occidental Petroleum Corporation, as of May 5, 2019, filed as Exhibit 3.1 to the Current Report on Form 8-K of Occidental Petroleum Corporation dated May 6, 2019, File No. 001-09210, and incorporated herein by reference.

4.1	—
Form of Warrant to purchase 80,000,000 shares of common stock of Occidental Petroleum Corporation filed as Annex B to Exhibit 10.1 to the Current Report on Form 8-K of Occidental Petroleum Corporation dated May 3, 2019,
File No. 001-09210, and incorporated herein by reference.

4.2	—
Form of Registration Rights Agreement between Occidental Petroleum Corporation and Berkshire Hathaway Inc. filed as Annex C to Exhibit 10.1 to the Current Report on Form 8-K of Occidental Petroleum Corporation dated May 3, 2019,
File No. 001-09210, and incorporated herein by reference.

5.1	—	Opinion of Gibson, Dunn & Crutcher LLP.

23.1	—	Consent of KPMG LLP, independent registered public accounting firm of Occidental Petroleum Corporation.

23.2	—	Consent of KPMG LLP, independent registered public accounting firm of Anadarko Petroleum Corporation.

23.3	—	Consent of Ryder Scott Company, L.P., independent petroleum engineers to Occidental Petroleum Corporation.

23.4	—	Consent of Miller and Lents, Ltd., independent petroleum consultants to Anadarko Petroleum Corporation.

Exhibit No.	Description
23.5	—	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).

24.1	—	Power of Attorney (included on the signature page hereto).

99.1	—	Form of Authorization for Automatic Dividend Reinvestment Plan.
Item 17.	Undertakings.
(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Sections 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Occidental Petroleum Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on December 10, 2019.

OCCIDENTAL PETROLEUM CORPORATION

By:	/s/ Vicki Hollub
Name:	Vicki Hollub
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Marcia E. Backus and Nicole E. Clark, and each of them, either of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the name of each of the undersigned in his or her capacity to any and all amendments (including any post-effective amendments) and supplements to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary or advisable to be done, as fully to all intents and purposes as the undersigned might or could do in person, and each of the undersigned hereby ratifies and confirms that the said attorneys-in-fact or agents shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on December 10, 2019.

Principal Executive Officer (and Director)
/s/ Vicki Hollub
Vicki Hollub
President and Chief Executive Officer

Principal Financial Officer
/s/ Cedric W. Burgher
Cedric W. Burgher
Senior Vice President and Chief Financial Officer

Principal Accounting Officer
/s/ Christopher O. Champion
Christopher O. Champion
Vice President, Chief Accounting Officer and Controller
Directors
/s/ Spencer Abraham
Spencer Abraham

/s/ Eugene L. Batchelder
Eugene L. Batchelder

/s/ Margaret M. Foran
Margaret M. Foran

/s/ Carlos M. Gutierrez
Carlos M. Gutierrez

/s/ William R. Klesse
William R. Klesse

/s/ Jack B. Moore
Jack B. Moore

/s/ Avedick B. Poladian
Avedick B. Poladian

/s/ Robert M. Shearer
Robert M. Shearer

/s/ Elisse B. Walter
Elisse B. Walter